Exhibit 10.3

Ynon Kreiz

c/o last address on file

with the Company

Dear Mr. Kreiz:

Reference is made to that certain employment agreement between you and the Company, effective as of October 5, 2026 (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

This letter agreement (this “Amendment”) amends the Agreement, effective as of the closing of the transaction contemplated by the Agreement and Plan of Merger dated as of February 27, 2026 among Warner Bros Discovery, Inc., Paramount Skydance Corporation and Prince Sub Inc.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Long-Term Incentive Compensation

Paragraph 11(c)(iv) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Any Company equity awards (“Awards”) granted to you under the Plan (or any successor equity plan thereto) and which remain outstanding as of the date of termination (if any) shall vest with respect to the number of Shares subject to the applicable Award that would have vested if you had remained in continued employment with the Company through the end of the Severance Period (or with respect to such lesser number of shares subject to the Awards that remain unvested as of the date of termination) upon the date on which the Release becomes effective and irrevocable (and, for clarity, such Awards shall remain outstanding and eligible to vest pursuant to this paragraph 11(c)(iv) on the date on which the Release becomes effective and irrevocable and will be forfeited on the sixtieth (60th) day following the date of such termination of employment if such Awards (or portions thereof) do not vest on or before such date);”

2.            Earned Bonus upon Death.

Paragraph 13(a) of the Agreement is hereby amended to add the following after the last sentence:

“In addition to any Accrued Compensation and Benefits, the Company will pay your designated beneficiary (or, if there is no such beneficiary, your estate) the Earned Bonus to the extent unpaid as of your death, payable as and when annual bonuses are generally paid to other senior executives of the Company for the fiscal year preceding the year of your death (but in no event later than March 15th of the fiscal year following your death).”

3.             Earned Bonus upon Disability.

Paragraph 14 of the Agreement is hereby amended to replace the second sentence with the following:

“In the event of such termination of this Agreement, you shall receive any Accrued Compensation and Benefits and the Company will pay you the Earned Bonus (to the extent unpaid as of such termination), with such Earned Bonus payable as and when annual bonuses are generally paid to other senior executives of the Company for the fiscal year preceding the year in which your employment terminates (but in no event later than March 15th of the fiscal year following the fiscal year in which your employment terminates).”

Except as herein amended, all other terms and conditions of your Agreement shall remain the same and your Agreement as herein amended shall remain in full force and effect.

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If the foregoing correctly sets forth our understanding, please sign and return this letter. This document shall constitute a binding agreement between us only after it has also been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,

PARAMOUNT SKYDANCE CORPORATION

By:	/s/ David Ellison
Name:	David Ellison
Title:	Chief Executive Officer

PARAMOUNT GLOBAL

By:	/s/ David Ellison
	Name:	David Ellison
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Ynon Kreiz
Ynon Kreiz

Dated:	October 6, 2026